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                                                                    EXHIBIT 99.1


DAY RUNNER, INC.

                                   NEWS UPDATE

Day Runner, Inc.        2750 W. Moore Ave.          Fullerton, CA 92833



FOR IMMEDIATE RELEASE                   CONTACT: Rubenstein Associates, Inc.
                                                 Jackie Kaplan
                                                 212/843-8290


                  DAY RUNNER, INC. REPORTS NEW CREDIT AGREEMENT

         FULLERTON, CA. December 13, 2000. Day Runner, Inc. (OTCBB.DAYR) announced that is has signed a definitive credit agreement with its lenders that will provide financing for the Company through July 31, 2002.

         The Company said obtaining long-term financing has been one of its major objectives and represents a major accomplishment towards completing its restructure. The Company added that refinancing would allow it to continue operating its business normally and pursuing strategic alternatives.

         Under the terms of the new agreement, $87.2 million due as term loans issued under the prior loan agreement have been converted to two term loans of $20 million and $40 million and a convertible term loan of $27.2 million. The convertible term loan is convertible on or after February 1, 2001, in whole or in part, at the lenders' option, into the Company's common stock at the rate of $1.15 per share, up to a maximum of 23.2 million shares. The agreement also provides for a revolving credit facility, currently $19.5 million, which periodically adjusts in amount through March 31, 2002.

         Due to the new loan agreement, unamortized financing fees of $655 thousand will be written off to interest expense in the quarter ending December 31, 2000.

         All forward-looking statements made in this news release constitute forward-looking statements within the meaning of the federal securities laws. Such statements are indicated by




Day Runner Reports New Credit Agreement

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the words such as "expects," "anticipates," "will" and similar words. These forward-looking statements reflect the Company's current expectations and are subject to numerous risks and uncertainties that may cause actual events and results to differ materially from those described in the forward-looking statements. These include but are not limited to: (1) the Company's ability to comply with the terms of its new credit agreement; (2) the Company has reported substantial losses over the last two fiscal years and there can be no assurance that the Company's substantial restructuring plans will be successful in returning the Company to profitability; (3) the Company's efforts to control costs may not prove sufficient to prevent future increases in operating expenses in dollars or as a percentage of sales; (4) the Company may not be able to counteract the effects of large customers' inventory tightening in any significant way which may result in lower than expected sales and/or higher than expected product returns; (5) the Company may not correctly anticipate the product mix of retailers' "just-in-time" inventory demands, resulting in the temporary unavailability of the products in demand by retailers and lower sales; and (6) there can be no assurance that the Company's new products will meet with market acceptance.

         Additional factors that may cause future results to differ materially from the Company's current expectations include, among others: the timing and size of orders from large customers; timing and size of orders for new products; competition, especially for retail shelf space; consumer demand; general economic conditions; the health of the retail environment; foreign exchange rate fluctuations; supply and manufacturing constraints and supplier performance. Among the effects of these factors may be: lower than anticipated sales; higher than anticipated product returns and/or excess inventory; negative effects on consumer purchases; lower than anticipated gross profit; higher than anticipated operating expenses; and lower than anticipated net income.

         For additional risks and more detailed explanations of factors that may cause the Company's results of operations to vary materially from current expectations, see the Company's Form 10-K for the year ended June 30, 2000 and Form 10-Q for the quarter ended September 30, 2000 filed with the SEC.

         Day Runner, Inc. is a leading provider of loose-leaf paper-based organizers and related organizing products for the North American and European markets.





         Day Runner is a registered trademark of Day Runner, Inc., and Home Manager is a trademark of Day Runner, Inc.